INVESTMENT MANAGEMENT AGREEMENT

INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”) dated as of February 4, 2013 between JPM Diversified Risk Fund Ltd., a Cayman Islands exempted company (together with its successors and permitted assigns, the “Company”) and J.P. Morgan Investment Management Inc., a corporation organized under the laws of Delaware (the “Investment Manager”).

W I T N E S S E T H :

WHEREAS, the Company is a wholly-owned subsidiary of JPMorgan Diversified Risk Fund (the “Fund”), a series of JPMorgan Trust I, a Delaware statutory trust (the “Trust”);

WHEREAS, the purpose of the Company is to facilitate the implementation of the Fund’s investment strategies, in particular with respect to investments in commodity futures and other commodity-related derivative instruments;

WHEREAS, the Company intends to invest directly in a variety of markets and instruments, which investments may include, but are not limited to, fixed-income and other debt-related instruments, currencies, futures, commodities and derivative instruments; and

WHEREAS, in accordance with the terms of the Memorandum and Articles of Association of the Company (as the same may be amended or restated from time to time, the “Memorandum and Articles”), the Company hereby retains the Investment Manager to perform certain investment management services to the Company;

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereby agree as follows:

1. Definitions.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Advisers Act” shall have the meaning set forth in Section 2(h) of this Agreement.

“Administrator” means JPMorgan Funds Management Inc. or any other Person appointed in the future to serve as administrator to the Company.

“Affiliate” of any Person means an “affiliated person” as defined in the 1940 Act; provided that for purposes of this Agreement, the Company shall not be considered an Affiliate of the Investment Manager.

“Agreement” means this Investment Management Agreement, as amended and in effect from time to time.

“Board” means the Board of Directors of the Company, as constituted from time to time pursuant to the terms of the Memorandum and Articles.

“Code” means the Internal Revenue Code, as amended.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Investment” means any investment made by the Company or any derivative instrument or other investment made by the Company.

“Fund” means JPMorgan Diversified Risk Fund.

“Fund Advisory Agreement” means the Amended and Restated Investment Advisory Agreement between the Investment Manager and the Trust, dated August 10, 2006, as amended.

“Investment Manager” shall have the meaning set forth in the preamble to this Agreement.

“Memorandum and Articles” means the Memorandum and Articles of Association of the Company (as the same may be amended or restated from time to time).

“Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

“Share” means a participating, non-voting share of the Company.

“Shareholder” means, at any time, any Person who is at such time a holder of Shares of the Company and shown as such on the books and records of the Company.

“Trust” means JPMorgan Trust I, a Delaware statutory trust.

(b) Capitalized terms used herein without definition have the meanings assigned to them in the Memorandum and Articles.

2. Duties and Services.

(a) The Company hereby appoints the Investment Manager, and the Investment Manager hereby agrees, to provide investment management services to the Company as generally described in Section 3.

(b) The Investment Manager shall have full discretion and authority to undertake and perform or cause the Company to undertake and perform any and all acts deemed necessary or appropriate by the Investment Manager in connection with the performance by the Investment Manager of its duties and functions as described herein.

(c) The Investment Manager shall make regular reports to the Board with respect to the implementation of the investment guidelines and policies of the Company and the Fund. The Investment Manager hereby agrees to cooperate with the Board by providing, and responding to reasonable requests of the Board for, reasonably available information regarding the activities of the Company and the Investment Manager in connection therewith, attending and participating in meetings of the Board at reasonable locations and upon reasonable notice thereof and otherwise as reasonably necessary to permit the Board to exercise such oversight, review and policymaking functions.

(d) The Investment Manager may arrange for, coordinate and pay for (subject to reimbursement by the Company) the services of consultants and other professionals (including, without limitation, accountants and attorneys) for the Company as deemed necessary or desirable by the Investment Manager in its sole discretion. In providing services hereunder, the Investment Manager may employ third parties, including its Affiliates, to render advice (including investment advice) and assistance; provided, that the Investment Manager shall not be relieved of any of its duties hereunder solely due to the performance of any services by third parties. The Investment Manager may enter into sub-management agreements with sub-managers that it selects, whereby such sub-managers will provide assistance to the Investment Manager in performing its services hereunder. Such sub-management agreements shall be subject to the approval of the Board of the Company and such other approvals as may be required under applicable law.

(e) The Investment Manager shall comply with (i) all of the terms and conditions of the Memorandum and Articles affecting the duties and functions that have been expressly delegated to it thereunder and hereunder; (ii) the instructions and directions of the Board to the extent that they do not conflict with this Agreement, the Memorandum and Articles or applicable laws and regulations; (iii) the Fund’s investment policies, restrictions and guidelines, and (iv) all applicable laws and regulations, including the laws of the Cayman Islands and the United States, including but not limited to the provisions of the Code applicable to “regulated investment companies” (as defined in Section 851 of the Code) and all applicable provisions of the 1940 Act, and the rules and regulations thereunder.

(f) Except as expressly authorized herein, the Investment Manager shall not be authorized to manage the affairs of, act in the name of or bind the Company in any manner whatsoever. The Investment Manager shall, however, have the power to execute, and take any action under, all necessary and appropriate documents and instruments on behalf of the Company with respect to the performance by the Investment Manager of its duties and functions as described herein.

(g) The Investment Manager shall maintain adequate records relating to services performed hereunder and the Company Investments.

(h) Without limiting any of the foregoing, the Investment Manager shall be authorized to:

(i) exercise all of the Company’s rights, powers and privileges with respect to Company Investments, including, without limitation, to vote Company Investments;

(ii) select a custodian to open for the Company a segregated account containing assets of the Company;

(iii) open, maintain and close bank and brokerage (including prime brokerage) accounts in the name of the Company (including accounts with any Affiliate of the Investment Manager) and to draw checks and other orders for the payment of money;

(iv) cause the Company to borrow money to the extent permitted under the 1940 Act and as determined in the discretion of the Investment Manager and to issue evidences of indebtedness of such borrowings, and to secure such borrowings by pledge of any or all assets of the Company; and

(v) enter into, execute, negotiate, modify, perform and carry out or cause the Company to enter into, execute, negotiate, modify, perform and carry out contracts and agreements of any kind (including without limitation any derivative contracts) necessary, convenient, desirable or incidental to (x) any action with respect to the investments, powers, duties and activities contemplated by this Agreement (including any act authorized pursuant to this Section 2) or (y) the accomplishment of the purposes of the Company.

3. Nature of Services. The Investment Manager shall manage the investment operations of the Company and the composition of the company’s holdings of securities and investments, including cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with (a) the investment guidelines and procedures contained in the Memorandum and Articles, and (b) the Fund’s investment policies, restrictions and guidelines.

4. Independent Contractor. The Investment Manager shall for all purposes herein be deemed to be an independent contractor with respect to the Company. The Investment Manager shall not, by reason of its duties and functions hereunder, be deemed to be acting as a partner of, or to be engaged in a joint venture with, the Company.

5. Fees and Expenses.

(a) Management Fee. As full compensation for the services rendered, facilities furnished and expenses borne by the Investment Manager hereunder, the Company shall pay the Investment Manager a fee in an amount equal to the annual rate of 0.90% of the Company’s average daily net assets. Such fee will be computed daily and payable as agreed by the Company and the Investment Manager, but no more frequently than monthly.

(b) Expenses. During the term of this Agreement, the Investment Manager will pay all expenses incurred by it in connection with its activities under this Agreement, other than the cost of securities and investments purchased for the Company (including taxes and brokerage commissions, if any).

6. Limitation of Liability. The Investment Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

7. Non-Exclusivity.

(a) Except as expressly limited by this Agreement, the Investment Manager and its Affiliates, including any of their directors, officers, members, managers, agents, representatives or employees, shall have the right (i) to engage in or possess an interest in or provide advice to other business ventures or Persons of any kind or description, independently or with others, identical, similar or dissimilar to the investments or business of the Company, including, without limitation, business ventures or Persons which compete, directly or indirectly, with the Company, and (ii) to engage in other activities for profit. Neither the Company, nor the members of the Board, will have any rights or interests in such other investments or the income or profits derived therefrom by virtue of this Agreement or the Memorandum and Articles. It is specifically acknowledged in this regard that the Investment Manager and its Affiliates perform similar or identical investment advisory and management services for various clients.

(b) The Investment Manager shall not be obligated to present any particular investment opportunity to the Company even if such opportunity is suitable for investment by the Company.

8. Selection of Broker-Dealers. The Investment Manager has full authority and discretion, in connection with the selection of broker-dealers (including one or more prime brokers) with whom to place orders for the purchase or sale of securities and other financial instruments for the Company.

9. Certain Limitations.

(a) It is expressly agreed that the duties of the Investment Manager and the services to be provided by the Investment Manager pursuant to this Agreement are limited to those duties and services specifically set forth in Sections 2 and 3 and that the Investment Manager has no other duties (including fiduciary duties) to the Company or any Shareholders.

(b) The Investment Manager shall in no event be obligated to provide any services to the Company to the extent that such services, in the sole discretion of the Investment Manager, may not comply with, or could cause the Investment Manager or any of its Affiliates to violate, any law, regulation, order or decree applicable to any of them.

(c) Notwithstanding the provisions of Section 6 or this Section 9, no provision of this Agreement shall constitute a waiver or limitation of the Company’s or any Shareholder’s nonwaivable rights under the U.S. federal or state securities laws.

10. Term and Termination.

(a) Subject to this Section 10, the initial term of this Agreement shall be two (2) years commencing on the date of this Agreement and, following such initial term, this Agreement shall be renewed annually thereafter on the anniversary of the date of the Original Agreement if the Fund Advisory Agreement is renewed by (i) the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the trustees of the Trust who are not interested persons of the Trust or the Investment Manager, cast in person at a meeting called for the purpose of voting on such approval; provided that this Agreement shall not be renewed and shall terminate on any such renewal date if the Company or the Investment Manager provides written notice of termination to the other party hereto not later than 120 days prior to the end of the initial term or 120 days prior to the end of any annual renewal period thereafter. The term of this Agreement shall also terminate upon:

(i) any assignment of this Agreement, which termination shall be automatic;

(ii) a termination of the Agreement required by law, governmental regulation or any governmental or regulatory authority;

(iii) the termination date set forth in a notice of termination delivered by the Company to the Investment Manager not less than 60 days prior to the termination date set forth therein, as a result of (I) a vote of the Board of Trustees of the Trust to terminate the Fund Advisory Agreement, or (ii) a vote of a majority of the outstanding voting securities of the Fund to terminate the Fund Advisory Agreement; or

(iv) upon mutual agreement of the parties hereto.

(b) This Agreement may be terminated forthwith by either party giving notice in writing to the other party if at any time:

(i) the party notified shall go into liquidation or receivership or an examiner, receiver, administrator, trustee or official assignee or other similar officer shall be appointed (except for a voluntary solvent liquidation upon terms previously approved in writing by the notifying party) or be unable to pay its debts as they fall due (or if anything analogous to any of the foregoing events occur in any applicable jurisdiction); or

(ii) the party notified shall commit any breach of the provisions of this Agreement and shall not have remedied that within 30 days after the service of written notice requiring it to be remedied.

Each party shall forthwith notify the other party on the happening or possible occurrence of an event specified in this sub-Article.

(c) Upon the termination of this Agreement at any time and for any reason, the Company shall as promptly thereafter as possible cause the name of the Company to be changed so that “JPMorgan” or any variation, permutation or likeness thereof, or any reference or allusion to the Investment Manager or any of its Affiliates, shall be removed. For purposes of this Section 10, the terms “vote of a majority of the outstanding voting securities,” “interested person,” and “assignment” shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act.

11. Assignment and Delegation. Neither party may, directly or indirectly, assign all or any part of its respective rights and duties under this Agreement to any Person without the prior written consent of the other party.

12. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

(a) If to the Company at:

JPM Diversified Risk Fund Ltd.

c/o J.P. Morgan Investment Management Inc.

270 Park Avenue

New York, New York 10017

United States

with a copy to:

JPM Diversified Risk Fund Ltd.

c/o 190 Elgin Avenue, George Town

Grand Cayman KY1-9005

Cayman Islands

Telephone: +345-943-3100

Email: cayman.corporate@intertrustgroup.com

Attention: The Directors

(b) If to the Investment Manager at:

J.P. Morgan Investment Management Inc.

270 Park Avenue

New York, New York 10017

United States

or such other address, telecopy number or electronic mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (x) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 12 and the appropriate telecopy confirmation is received, (y) if given by any other means, when delivered at the address specified in this Section 12. Each party may rely and shall be protected in acting upon any written instruction or communication believed by it to be genuine and to have been signed by the other party or parties.

13. Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

14. Amendment; Waiver. Except with respect to Exhibit A or as provided otherwise herein, this Agreement may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the parties hereto.

15. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of New York, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws.

16. Forum Selection; Service of Process.

(a) To the fullest extent permitted by law, the parties hereto agree that any claim, suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Company’s affairs shall only be brought in the Federal courts located in the County of New York in the State of New York or the State courts located in the County of New York in the State of New York and not in any other State or Federal courts located in the United States of America or any court in any other country or jurisdiction, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and the Shareholders and their respective legal representatives, heirs, successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18. Counterparts. This Agreement may be executed either directly or by an attorney-in-fact, in any number of counterparts, each of which shall constitute an original, but all of which upon delivery when taken together shall constitute a single contract.

19. Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, such provisions shall be severed from the rest of the Agreement to the extent they are invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

20. Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding either party’s customers or consumers is disclosed to the other party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

21. Waiver; Rights and Remedies. No failure on the part of either party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

22. Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

23. Gender and Number. Whenever required by the context hereof, the singular shall include the plural and the plural shall include the singular. The neuter gender shall include the feminine and masculine genders.

IN WITNESS WHEREOF, the undersigned have hereto set their hands as of the day and year first above written.

J.P. MORGAN INVESTMENT MANAGEMENT INC., as Investment Manager

By:	/s/ Patricia A. Maleski
	Name:	Patricia A. Maleski
	Title:	Managing Director

JPM DIVERSIFIED RISK FUND LTD.

By:	/s/ Patricia A. Maleski
	Name:	Patricia A. Maleski
	Title:	Director

By:	/s/ Wendy S. Setnicka
	Name:	Wendy S. Setnicka
	Title:	Director

By:
Name:
Title:

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